Exhibit 4.7


                DIRECTORS' COMPENSATION ON TERMINATION AGREEMENT

THIS AGREEMENT dated the 3rd day of February, 2005 (the "Agreement Date")

BETWEEN:

           MARTIN GANNON, businessman, of 1275 Post Road, Fairfield, Connecticut, USA, 06824

           (the "Director")

                                                               OF THE FIRST PART

AND:

           SMARTIRE SYSTEMS INC., a company duly incorporated pursuant to the laws of the Province of British Columbia, having an office at 150 - 13151 Vanier Place, Richmond, British Columbia, V6V 2J1

           ("SmarTire" or the "Company")

                                                              OF THE SECOND PART


A. The Director was elected or appointed as a director of SmarTire on or about February 3, 2003;

B. SmarTire has a current policy on board remuneration under which the director is being remunerated; C. SmarTire and the Director wish to ensure the Director is properly remunerated in the event of certain circumstances as set forth herein.

THEREFORE, in consideration of the mutual covenants and premises contained herein, and payment of $10, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.         DEFINITIONS

1.1 In this Amendment Agreement, the following terms have the meaning as ascribed below:

(a) "Acquisition" means an acquisition of substantially all of SmarTire or of substantially all assets of SmarTire by a party not an Affiliate of SmarTire prior to completion of the acquisition;

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(b)        "Affiliate" means a director, officer, wholly or partially owned subsidiary or 10% or greater shareholder of SmarTire, or a company controlled by such person or any party acting in conjunction with such person;

(c) "Hostile Takeover" means a Takeover that the directors of SmarTire recommend to shareholders to reject in a management circular;

(d) "Merger" means a merger by SmarTire with a corporation that was not an Affiliate prior to completion of the merger;

(e) "Reorganization Date" means the date the Reorganization Event is approved by shareholders or completed, whichever is earlier;

(f)        "Reorganization Event" means an Acquisition, Hostile Takeover or
           Merger;

(g) "Takeover" means a successful tender offer (as that term is determined by reference to the United States Securities Exchange Act of 1934) or takeover bid (as that term is defined in the Securities Act (British Columbia)) that has been made by a party who was not an Affiliate prior to the completion of the tender offer or takeover.

2.         TERMINATION PROVISIONS

2.1 In the event that the Director puts his/her name forward for re-election but is not re-elected as a director of SmarTire at an Annual General Meeting of Shareholders held within twelve (12) months of a Reorganization Event (or at a meeting of shareholders convened to approve such Reorganization Event), the Company, will pay to the Director upon termination of such directorship an amount equal to two and one half (2.5) times the total remuneration paid or accrued to pay to the director in the twelve month period prior to and including the Reorganization Date. Any stock options that have been granted but that have not yet vested shall immediately vest at the date of the final payment, and may be exercised for a period of 30 days only after the final payment."

3.         GENERAL

3.1 In all other respects, the terms of reference of remuneration for the director shall remain in full force and effect.

3.2 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

3.3 This Agreement will be governed by and construed in accordance with the laws of British Columbia.

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3.4        This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

SIGNED, SEALED and DELIVERED by MARTIN GANNON in the      )
presence of:                                              )
                                                          )
/s/ Philip A. Madonna, Jr.                                )
--------------------------                                )
Signature                                                 )
Philip A. Madonna, Jr.                                    )   /s/ Martin Gannon
----------------------                                    )   -----------------
Print Name                                                )   MARTIN GANNON
22 Hillside Avenue                                        )
------------------                                        )
Address                                                   )
Branford, CT   06405                                      )
--------------------                                      )
                                                          )
Accountant                                                )
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Occupation                                                )



SMARTIRE SYSTEMS INC.

Per:     /s/ Jeff Finkelstein
         --------------------
         Authorized Signatory

Title:   Chief Financial Officer


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